UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2008

REDDY ICE HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800
Dallas, Texas  75231
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.              Termination of a Material Definitive Agreement.

On January 31, 2008, Reddy Ice Holdings, Inc. (the “Company”) announced the execution of a Settlement Agreement (the “Settlement Agreement”) between the Company, Frozen, LLC, a Delaware limited liability company, Hockey Parent Inc., a Delaware corporation, GSO Capital Partners LP and certain investment funds affiliated with GSO Capital Partners LP (together, “GSO”). Pursuant to the Settlement Agreement the parties to the Agreement and Plan of Merger, dated as of July 2, 2007, by and among Reddy Ice Holdings, Inc., Frozen, LLC, a Delaware limited liability company, Hockey Parent Inc., a Delaware corporation and Hockey Mergersub, Inc., a Delaware corporation, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 30, 2007 (as amended, the “Merger Agreement”) have terminated the Merger Agreement.  In connection with the termination of the Merger Agreement, GSO will pay to the Company a fee of $21 million and the Company has agreed to pay GSO up to an aggregate amount of $4 million for reimbursement of certain fees and expenses incurred by GSO and its third-party consultants in connection with the transactions contemplated by the Merger Agreement.  The Company will be receiving the final reports that those consultants provided to GSO.  The Settlement Agreement further provides for the mutual release of any claims in connection with the Merger Agreement and the Guarantee of the Merger Agreement.

A copy of the Settlement Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.

Item 8.01.              Other Events.

A copy of the press release issued by the Company on January 31, 2008 with respect to the Settlement Agreement is contained in Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

10.1†

Settlement Agreement dated as of January 31, 2008 by and among Reddy Ice Holdings, Inc., Frozen, LLC, Hockey Parent Inc., GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Credit Opportunities Fund (HELIOS), L.P. and GSO Capital Partners LP.

99.1†	Press Release dated January 31, 2008.

†	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       January 31, 2008

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer

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